Exhibit 4.30

CONFIDENTIAL

FIRST AMENDMENT TO

THE R&D COLLABORATION AND LICENSE AGREEMENT

This First Amendment (“Amendment”) to the R&D Collaboration and License Agreement dated June 27th, 2018 (“Agreement”) is entered into as of December 19, 2018 (“Effective Date”) by and between

(1)

Celyad SA, having its registered office at Edouard Belin 2, 1435 Mont-Saint-Guibert (Belgium), registered with the register of legal entities under number 0891.118.115 (together with its Affiliates referred to as “Celyad”);

and

(2)

Horizon Discovery Limited, having its registered office at Building 8100, Cambridge Research Park, Waterbeach, Cambridge, CB25 9TL, registered under company number 08921143 (together with its Affiliates referred to as “Horizon”).

The Parties referred to above are individually also referred to as a “Party” and jointly as the “Parties”.

Whereas:

(A)

Celyad and Horizon entered into the Agreement dated June 27th, 2018 whereby Celyad was granted an Option to acquire an exclusive, royalty-bearing, sublicensable license to Horizon Intellectual Property Rights to research, to have researched, to develop, to have developed, to manufacture, to have manufactured, to sell and to have sold (and generally to use and to have used) Products within the Field in the Territory during the Term;

(B)	Celyad wishes to exercise its Option in respect of the Targets in Target Class A and also extend the license to include the Targets in Target Class B;

(C)	The Parties wish to amend the financial terms of the Agreement as set out in this Amendment.

It is agreed as follows

1	Amended Terms

1.1	Clause 7.1 of the Agreement is hereby replaced by the following text and table:

In consideration for the license rights granted to Celyad under this Agreement, Celyad shall make the following one-time payments to Horizon upon the achievement by Celyad of the below Product development milestones and within forty-five (45) days upon receipt of a validly issued and undisputed invoice. For the avoidance of doubt, each of the milestones described in this Clause 7.1 shall be payable only one (1) time for the Product, regardless of subsequent or repeated achievement of such milestone, and regardless of number of Targets knocked down in the Product. In no event shall the aggregate amount to be paid by Celyad under Clause 7.1 (with the exclusion of the payment of Celyad’s exercise of the Option) exceed fifteen million US dollars (USD 15,000,000).

CONFIDENTIAL

Milestones	Payment in USD

Celyad’s exercise of the Option including the extension of the license to the Targets in Target Class B	one million (1,000,000)

The Effective IND, filed by Celyad, relating to: • the first Product; • the second Product; • the third and any subsequent Product.	• two hundred thousand (200,000); • two hundred thousand (200,000); • one hundred thousand (100,000).

The enrollment of the first patient in a Phase 2 Clinical Trial relating to: • the first Product; • the second Product; • the third and any subsequent Product.	• five hundred thousand (500,000); • four hundred thousand (400,000); • two hundred thousand (200,000).

The enrollment of the first patient in a Phase 3 Clinical Trial relating to: • the first Product; • the second Product; • the third and any subsequent Product.	• eight hundred thousand (800,000); • four hundred fifty thousand (450,000); • two hundred fifty thousand (250,000).

The filing by Celyad of the first MAA or NDA relating to: • the first Product; • the second Product; • the third and any subsequent Product.	• two million (2,000,000); • seven hundred thousand (700,000); • three hundred thousand (300,000).

The first MAA or NDA approval by the relevant Regulatory Authority for: • the first Product; • the second Product; • the third and any subsequent Product.	• three million (3,000,000); • two million (2,000,000); • one million (1,000,000).

1.2	All other terms and conditions of the Agreement will remain unchanged.

1.3

This Amendment may be signed in counterparts, which together shall constitute one agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in Portable Document Format (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original.

CONFIDENTIAL

Signed by the Parties or their duly authorized representatives, in two (2) original copies, each of the Parties acknowledging to have received one (1).

Celyad SA, represented by,		Horizon Discovery Limited, represented by,

Name:	Christian Homsy	Name:	Richard Vellacott
Title:	Chief Executive Officer	Title:	Director
Date:	19/12/2018	Date: